Exhibit 13

PRESS RELEASE | PRESSE INFO | COMUNICADO DE IMPRENSA |新闻稿| プレスリリース| COMUNICADO DE PRENSA | COMMUNIQUÉ DE PRESSE | INFORMACJA PRASOWA

TRATON and Navistar agreement in principle

Munich, October 16, 2020 – TRATON SE ("TRATON") and the US-American truck manufacturer Navistar International Corporation ("Navistar"), in which TRATON already holds a stake of 16.8%, have today reached agreement in principle that TRATON will acquire by merger all shares in Navistar not already held by TRATON, at a price of USD 44.50 per Navistar share.

“We are pleased to have reached agreement in principle for a transaction after intensive negotiations with Navistar. We are looking forward to completing our due diligence and obtaining the necessary approvals in respect of this exciting deal in order to welcome the new TRATON family member," said Matthias Gründler, CEO of TRATON SE.

This agreement in principle remains subject to finalization of due diligence to the satisfaction of TRATON, agreeing on the conclusion of a merger agreement and related transaction documents and the approval of the transaction by the executive bodies and committees of TRATON and VOLKSWAGEN AKTIENGESELLSCHAFT as well as the Board of Directors and the Shareholder Meeting of Navistar.

There is no assurance that the parties will reach agreement on definitive transaction documentation, or as to the terms thereof or that any transaction, if such agreement is reached, will ultimately be consummated.

The full content of the letter just submitted to Navistar can be found here: https://ir.traton.com/websites/traton/English/4700/navistar-offer.html

Contact:

Julia Kroeber-Riel

Head of Group Communications & Governmental Relations

T +49 152 58870900

julia.kroeber-riel@traton.com

Matthias Karpstein

Business Media Relations

T +49 172 3603071

matthias.karpstein@traton.com

TRATON SE

Dachauer Str. 641

80995 Munich

www.traton.com

TRATON SE is a wholly-owned subsidiary of Volkswagen AG and a leading commercial vehicle manufacturer worldwide with its brands MAN, Scania, Volkswagen Caminhões e Ônibus, and RIO. In 2019, TRATON GROUP’s brands sold around 242,000 vehicles in total. Its product range comprises light-duty commercial vehicles, trucks and buses that are produced in 17 countries. The company had a workforce of around 82,700 worldwide across its commercial vehicle brands as of December 31, 2019. The Group seeks to transform the transportation system – with its products, its services and its partnership with customers.